Exhibit 10.5

Cognizant 500 Frank W. Burr Blvd. Teaneck, NJ 07666 USA Phone: 201-801-0233
February 1, 2019

Re:    Amendment to Employment Agreement
Dear Francisco D’Souza:
Cognizant Technology Solutions Corporation (the “Company”) desires to make certain changes to the Amended and Restated Executive Employment and Non-Disclosure Non-Competition, and Invention Assignment Agreement entered into between you and the Company (your “Employment Agreement”), and to grant you certain new equity awards, in each case as provided herein. Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings set forth in your Employment Agreement except as otherwise provided herein. You and the Company agree as follows:

1.     Transition; Advisor Role.

(a)    Executive Vice Chairman. On April 1, 2019 (the “Transition Start Date”), you shall cease to serve as Chief Executive Officer of the Company and shall commence serving as an advisor to the new Chief Executive Officer with the title of “Executive Vice Chairman”. You shall serve as Executive Vice Chairman during the period beginning on the Transition Start Date and ending on June 30, 2019 (the “Scheduled Transition Period End Date”), subject to earlier termination by either party (the period from the Transition Start Date through your Termination Date (whether on the Scheduled Transition Period End Date or earlier), the “Transition Period”). By mutual agreement in writing, the parties may extend the Scheduled Transition Period End Date.

(b)    Commitment and Duties. The Board of Directors of the Company (the “Board”) views your serving in such role as Executive Vice Chairman during the Transition Period as integral to the successful transition of the Company’s leadership. In such role you shall be a mentor and resource for the new Chief Executive Officer and help facilitate the transition in leadership, with duties as set forth on Exhibit A and as reasonably requested by the Board. For the avoidance of doubt, your duties will be as a mentor and resource and will not be operational in nature. During the Transition Period, you shall report to and be accountable to the Board and shall make substantially all of your business time available to perform your duties (subject to the last sentence of this paragraph). You shall perform your duties as Executive Vice Chairman at the Company’s business premises in Teaneck, New Jersey, and you shall be expected to engage in a reasonable amount of business travel for the Company, consistent with your role. The mode of transportation for any such business travel shall be consistent with the mode you were permitted to use as Chief Executive Officer. During the Transition Period, you shall be permitted to continue to use the services of your Executive Assistant and Chief of Staff. Notwithstanding the above, you may continue to engage in outside activities consistent with past practice (including being a board member) that have previously been approved by the Company.

(c)     Termination. At the end of the Transition Period, you shall cease to be Executive Vice Chairman, an executive officer or an employee of the Company. You acknowledge that you shall not have Good Reason to terminate your employment as a result of the changes to your title, role and compensation effected under this Letter Agreement from those set forth in your Employment Agreement, and the termination of your employment on the Scheduled Transition Period End Date shall not constitute a termination by the Company without Cause or otherwise result in any entitlement to severance payments or benefits under your Employment Agreement except as provided herein.

(d)    Board Position. The Board, subject to its fiduciary duties to the Company’s stockholders, agrees that it will nominate and recommend you for election to the Board at the Company’s 2019 annual stockholders meeting and, if you are elected to the Board by the Company’s stockholders, you will continue to have the position of “Vice Chairman” of the Board (which is a non-executive position) through the Company’s 2020 annual stockholders meeting. If you and the Company agree that you should serve on the Board following the Company’s 2020 annual stockholders meeting, the Board, subject to its fiduciary duties to the Company’s stockholders, will nominate and recommend you for election to the Board at the applicable future annual stockholders meetings and, if mutually agreed between you and the Company, you will have the position of Vice Chairman of the Board in any such year for which you are so elected by the Board. As a Board member after your employment with the Company has ended, you will be entitled to the standard package of compensation and benefits afforded the other non-employee Board members.

(e)    Post Termination. After your employment with the Company has ended (i) you will be granted access to, and will be entitled to retain, emails and other information that are not Company-related as well as to your contact and address lists and (ii) you will be permitted to continue to use the services of your Executive Assistant on a part-time basis through December 31, 2019.

2.    Cash Compensation.

(a)    For 2018. For 2018, you will be paid your 2018 annual incentive compensation based on actual 2018 performance, determined in accordance with the terms of the annual incentive compensation plan and paid at the normally scheduled time for payment of annual cash incentive compensation for 2018.

(b)    For 2019. For 2019, (i) you shall continue to receive an annual base salary of $750,000 (which shall be prorated to $375,000 based on the Scheduled Transition Period End Date) and (ii) your annual incentive compensation target will remain at $1,500,000 (which shall be prorated to $750,000 based on the Scheduled Transition Period End Date), and you will be paid annual incentive compensation at the targeted level without regard to any performance goals, subject in the case of both clause (i) and (ii) to your continued employment through the Scheduled Transition Period End Date (except as provided in Section 4(b)). The prorated incentive compensation amount provided for in clause (ii) of the preceding sentence will be paid on the first normal payroll payment date following the Scheduled Transition Period End Date (provided that if such amount is paid pursuant to Section 4(b), the payment timing will be as set forth in Section 4(b)).

3.    Equity Awards.

(a)    New Award. For 2019, the Company shall grant to you in the first quarter of 2019, at such time as the annual equity awards are made to other executive officers, an award of restricted stock units with a grant-date value of $6,000,000 (the “New Award”). Of the New Award, 25% will vest on March 31, 2019 and the remaining portion shall vest on June 30, 2019, in each case subject to your continued employment through the applicable vesting date (subject to Section 4(c)); provided that the New Award shall be settled in four successive equal quarterly installments on March 31, 2019, June 30, 2019, September 30, 2019 and December

31, 2019. The New Award shall otherwise be subject to the Company’s 2017 Incentive Award Plan and an award agreement issued thereunder and shall be in lieu of any other equity compensation grants to you for 2019.

(b)    Existing Awards. In addition, notwithstanding anything to the contrary in your Employment Agreement or the award agreements governing your currently outstanding Equity Awards, if you remain employed by the Company through the Scheduled Transition Period End Date, and provided that you or your estate executes and does not revoke the release in the form attached as Exhibit B (the “Release”) and the Release first becoming effective as provided in Section 5, any of your currently outstanding Equity Awards (for the avoidance of doubt, not including the New Award) that remain unvested as of the Scheduled Transition Period End Date shall vest and be settled on the first date after the date the Release becomes effective (but for clarity, shall remain outstanding following termination and vest upon Release effectiveness); provided that any performance stock units shall remain subject to the applicable performance-vesting criteria for the applicable performance periods and shall be settled only after performance is determined but in no event following March 15 of the calendar year following the conclusion of the performance period. Except as otherwise provided herein, your currently outstanding Equity Awards shall continue to be governed by the terms of the applicable award agreements. For the avoidance of doubt, other than as may be required by Section 4, the vesting and settlement of Equity Awards that otherwise vest or settle before the Scheduled Transition Period End Date shall not be subject to the requirement that the Release be executed or become effective.

4.     Early Termination. In the event you experience an Involuntary Termination (including, for the avoidance of doubt, a resignation for Good Reason that is deemed an Involuntary Termination under Section 10 of your Employment Agreement and a termination without Cause), or your employment with the Company is terminated due to your death or Disability, in each case prior to the Scheduled Transition Period End Date, you will be entitled to the payments and benefits described below, provided that you or your estate executes and does not revoke the Release and the Release first becoming effective as provided in Section 5:

(a)     Base Salary. The Company shall, for the period beginning on your Termination Date and ending on the Scheduled Transition Period End Date, continue to pay to you your base salary that would otherwise have been paid had you remained employed through the Scheduled Transition Period End Date, in regular installments in accordance with the Company’s normal payroll practices over the remainder of the period through the Scheduled Transition Period End Date, commencing on or as soon as practicable after the date the Release becomes effective and within 35 days following your Termination Date. Any payments deferred before the Release becomes effective shall be paid on the first payment date.

(b)    Annual Incentive. The Company shall provide you with a cash payment equal to your target annual cash incentive compensation for the year in which your termination occurs. Payment will be made in a lump sum payment on or as soon as practicable after the date the Release becomes effective and within 35 days following your Termination Date.

(c)     Acceleration of Vesting. Notwithstanding Section 3 above, all of your Equity Awards that are outstanding as of the Termination Date (including the New Award) shall become fully time-vested and be settled on the first date after the date the Release becomes effective (provided that any performance stock units shall remain subject to the applicable performance-vesting criteria for the applicable performance periods and shall be settled only after performance is determined but in no event following March 15 of the calendar year following the conclusion of the performance period); provided that if any such Involuntary Termination becomes effective coincident with, or within the 12-month period immediately after, the first occurrence of a Change in Control following the date of this Letter Agreement, or if your employment is terminated due to your death, with respect to any outstanding performance stock units with respect to which the applicable performance period has not expired on or before your Termination Date, the Company shall pro-rate the performance objective(s) for the portion of the performance period that has transpired up to the date of closing of the Change in Control (in the case of an Involuntary Termination coincident with, or within the 12-month period immediately after, a Change in Control) or your Termination Date (in the case of your death), respectively, make a good faith determination of the level of achievement of such pro-rated performance objective as of such date, and treat as fully vested a proportionate amount of such Equity Award that corresponds with the level of achievement of the pro-rated performance objective. For the avoidance of doubt, the vesting and settlement of Equity Awards that otherwise vest or settle before the Termination Date shall not be subject to the requirement that the Release be executed or become effective.

For the avoidance of doubt, Section 32 of the Employment Agreement shall apply to the payments and benefits provided under this Letter Agreement.

Notwithstanding anything to the contrary in your Employment Agreement, for purposes of this Letter Agreement, the Company shall not have Cause to terminate your employment under clause (ii), (iii) or (vi) of such definition unless the applicable event described in such clause continues beyond 30 days after the Company has provided you written notice of such event (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by you).

In addition, in the event of any termination of employment, you shall receive any amounts earned, accrued and owing but not yet paid to you as of your Termination Date and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company, in each case not conditioned upon the Release becoming effective unless the applicable benefit plan or program provides otherwise.

The severance payments benefits provided for in this Section 4 shall be in lieu of any severance payments or benefits provided under Sections 9, 10, 11 and 12 of your Employment Agreement.

5.    Release. To be entitled to the payments and benefits described in Section 3 or Section 4, you or, in the event of your death or Disability, your legal representative must execute and deliver to the Company the Release on or before the last day of the minimum required waiver consideration period provided under the Age Discrimination in Employment Act or other applicable law or such later date specified in Section 2 of the Release. If you timely deliver an executed Release to the Company, and you do not revoke the Release during the minimum revocation period required under applicable law, if any, then the Release shall become effective (whether or not the Company has signed it) and the payments and benefits described in Section 3 or Section 4, as applicable, shall be paid or commence being paid, as specified in this Agreement, subject to any delay required pursuant to Section 32(b) of the Employment Agreement. For the avoidance of doubt, the vesting and settlement of Equity Awards (including any installment of the New Award) that otherwise vest or settle before the Termination Date shall not be subject to the requirement that the Release be executed or become effective.

6.    Restrictive Covenants. Notwithstanding anything in this Letter Agreement to the contrary, Sections 19, 20 and 21(b) of your Employment Agreement shall remain in full force and effect pursuant to the terms thereof. Section 21(a) of your Employment Agreement is hereby replaced with the following:

“Non-Compete.

(i) During the period from the date hereof to the end of the Transition Period, except with the prior written consent of the Company, Employee shall not directly or indirectly own, control, finance or participate in the ownership, control or financing of, or be employed by or provide services to, any Competitor.
(ii) During the nine (9) month period immediately following the end of the Transition Period, except with the prior written consent of the Company, Employee shall not directly or indirectly own, control, finance or participate in the ownership, control or financing of, or be employed by or provide services to, International Business Machines Corporation, Accenture LTD, Cap Gemini S.A., Tata Consultancy Services, Infosys Limited, Wipro Limited, HCL Technologies Limited or DXC Technology Company (the “Specified Companies”).
(iii)    Competitor; Territory. For the purposes of this Agreement, a “Competitor” is defined as a person, business or enterprise (including divisions of persons, businesses and enterprises) that directly or indirectly engages in services of the type conducted, offered or provided by the Company (the “Restricted Business”) in the Territory. Without limiting the foregoing, for purposes of this Agreement, each Specified Company shall constitute a “Competitor.” For purposes of this Agreement, “Territory” is defined as the territory or territories within which Employee actually worked, or in respect of which Employee was involved in providing services, during the twelve (12) month period prior to Employee’s Termination Date.

Non-Solicitation.
(i) During the period from the date hereof to the end of the Transition Period, except with the prior written consent of the Company, Employee shall not directly or indirectly (A) solicit, entice, induce, cause, encourage or recruit any part-time or full-time employee, representative, consultant, customer, subscriber or supplier of the Company or its subsidiaries to work for, provide services to or do business with a third party other than the Company or its subsidiaries or engage in any activity that would cause any such person to violate any agreement with the Company or its subsidiaries or otherwise terminate or change its relationship with the Company or its subsidiaries or (B) hire on behalf of any such third party any current or former part-time or full-time employee, representative or consultant of the Company or its subsidiaries who was employed or engaged by the Company or its subsidiaries at any time during the nine (9) month period prior to Employee’s Termination Date or who thereafter becomes employed or engaged by the Company or its subsidiaries.
(ii) During the nine (9) month period immediately following the end of the Transition Period (the last day of such nine (9) month period, the “Nine-Month Date”), except with the prior written consent of the Company, Employee shall not directly or indirectly (A) on behalf of any Specified Company, solicit, entice, induce, cause, encourage or recruit any part-time or full-time employee, representative, consultant, customer, subscriber or supplier of the Company or its subsidiaries to work for, provide services to or do business with any Specified Company or engage in any activity on behalf of any Specified Company that would cause such person to violate any agreement with the Company or its subsidiaries or to otherwise terminate or change its relationship with the Company or its subsidiaries, (B) on behalf of any Specified Company, hire any current or former part-time or full-time employee, representative or consultant of the Company or its subsidiaries who was employed or engaged by the Company or its subsidiaries at any time during the nine (9) month period prior to Employee’s Termination Date or who thereafter becomes employed or engaged by the Company or its subsidiaries, (C) solicit, entice, induce, cause, encourage or recruit any part-time or full-time employee of the Company or its subsidiaries whose position is at such time at the level of vice-president or above to work for or provide services to any other third party or engage in any activity on behalf of any other third party that would cause any such employee to violate any agreement with the Company or its subsidiaries or otherwise to terminate or change his or her relationship with the Company or its subsidiaries, or (D) hire on behalf of any other third party any current or former part-time or full-time employee who was employed by the Company or its subsidiaries in a position at the level of vice-president or above at any time during the nine (9) month period prior to Employee’s Termination Date or who thereafter becomes employed by the Company or its subsidiaries at the level of vice president or above. Clauses (C) and (D) shall not apply to any person whose employment is terminated by the Company or any person who accepts a voluntary separation package offered by the Company.
Notwithstanding the foregoing: (i) general solicitations that are directed toward a pool of potential applicants in the marketplace and not targeted to specific persons (such as an internet job posting or newspaper advertisement) shall not be prohibited for purposes of this Agreement; provided, however, that this sentence shall not serve as an exception to any prohibition on hiring set forth in this Agreement, and (ii) clauses (C) and (D) in the paragraph above shall not prohibit any solicitation or hiring of any person or any related acts if Employee does not have direct knowledge of such or if Employee has no knowledge that such person is covered by clause (C) or (D) or, in the case of indirect actions by Employee, if Employee is not in a control position at the applicable third party.”
In addition, Attachment B to your Employment Agreement, and the words “except for revisions or additions to Attachment B, which may be unilaterally modified by the Company upon written notice to Employee” in Section 28 of your Employment Agreement, are hereby deleted in their entirety.

7.     Clawback.

(a)    Notwithstanding anything in this Letter Agreement to the contrary, you acknowledge and agree that the payments and benefits provided herein are being provided by the Company to you, among other things, as additional consideration for the post-employment restrictive covenants in Section 21 of your Employment Agreement, as revised by this Letter Agreement, the adequacy and sufficiency of which you expressly acknowledge. You hereby agree that if you violate any provision(s) of Section 21 as so revised, then, in addition to any remedies set forth in your Employment Agreement (as modified by Section 7(b) below) (A) the Company may immediately cease payment of all or any portion of the payments provided pursuant to Section 4(a) and (b) above, (B) at any time prior to the first-year anniversary of the Nine-Month Date, the Company shall have the right to cause you to forfeit (i) any Equity Awards to the extent the vesting of which was accelerated pursuant to this Letter Agreement, (ii) any New Award, and (iii) any shares of common stock of the Company you shall have received with respect to such New Award or such accelerated portion of the Equity Awards, in each case without payment therefor, and (C) you shall also be required to pay to the Company, immediately upon demand therefor at any time prior to the first-year anniversary of the Nine-Month Date, the amount of any profits realized by you from the sale of any such shares of common stock. Any amount of profits that remains unpaid after such demand shall accrue interest at the prime rate (as published in The Wall Street Journal as of the date of demand) per year, compounded at the end of each calendar quarter, until paid. Any amounts owed by the Company to Employee pursuant to this Agreement (including Equity Awards, as valued on the date when due pursuant to this Agreement) that are not paid when so due shall accrue interest at the prime rate (as published in The Wall Street Journal as of the date of demand) per year, compounded at the end of each calendar quarter, until paid.

(b)    Section 23(b) of your Employment Agreement is hereby deleted in its entirety.

8.    Withholding. All payments and awards under or contemplated by this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement or your Employment Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment or awards received under this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code.

9.    Construction. This Letter Agreement shall be administered, interpreted and enforced under the internal laws of the State of New Jersey, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of New Jersey.

10.     Entire Agreement; Assignment. Except as expressly modified hereby or as specifically provided herein, your Employment Agreement shall remain in full force and effect following the date hereof pursuant to its current terms. This Letter Agreement, together with your Employment Agreement (as modified hereby), represent the entire agreement with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. This Letter Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees); provided that you may not assign any of your rights or delegate any of your duties or obligations hereunder without the prior written consent of the Company.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to the Company. The other copy is for your files. By signing below, you acknowledge and agree that you have not received legal or tax advice from the Company with respect to this Letter Agreement; have had an opportunity to consult with your own tax counsel as to the U.S. federal, state, local and foreign tax consequences of this Letter Agreement; have had an opportunity to consult with your own independent legal counsel regarding your rights and obligations under this Letter Agreement; have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Company. This Letter Agreement may be executed in several counterparts.

Very truly yours,

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

/s/ James P. Lennox
By:	James P. Lennox
Its:	Chief People Officer

Agreed and Accepted as of the first date set forth above:

/s/ Francisco D'Souza
Francisco D'Souza

Letter Agreement Regarding Amendment to Employment Agreement

Exhibit A
Your duties will include the following, as reasonably requested by the Board:
- Provide the new Chief Executive Officer contextual and historical insights on strategy, management team, culture and other Company matters as requested
- Provide advice relating to the Company as to matters of which you have special knowledge from your role as former Chief Executive Officer
- Work with the Company’s management team to ensure the orderly transition of the Chief Executive Officer duties, with specific emphasis on key clients and partners, investors, the executive team and employees, industry analysts and other important constituencies
- Assist with strategic projects, including contemplated mergers and acquisitions, as requested by the new Chief Executive Officer
- Attend key client management meetings jointly with the new Chief Executive Officer
- Create a calendar of transition milestones for the new Chief Executive Officer and the Board

Exhibit B

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
RELEASE
WHEREAS, Francisco D’Souza (hereinafter “EMPLOYEE”) and Cognizant Technology Solutions Corporation (hereinafter “EMPLOYER”) (collectively, “the parties”) are party to that certain Amended and Restated Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement, dated as of February 27, 2018 (the “Employment Agreement”), as amended by that certain Letter Agreement, dated February 1, 2019 (the “Letter Agreement”; and the Employment Agreement as so amended, the “Amended Employment Agreement”);
WHEREAS, EMPLOYEE’S employment with EMPLOYER has officially terminated effective [_____] (the “Termination Date”);
WHEREAS, on [______], EMPLOYER presented this General Release (“Agreement”) to EMPLOYEE for his consideration (the “Agreement Delivery Date”); and
WHEREAS, the parties have agreed to a separation package to ease EMPLOYEE’S transition from EMPLOYER’S employment and to resolve any and all disputes between them.
IT IS HEREBY AGREED by and between EMPLOYEE and EMPLOYER as follows:
1.If EMPLOYEE executes and does not revoke this Agreement by the end of the Revocation Period (as defined in Section 13(c) below), then this Release shall become effective (whether or not Employer shall have executed it) and EMPLOYER, for and in consideration of the undertakings of EMPLOYEE set forth and referenced herein, and intending to be legally bound, agrees to pay EMPLOYEE, at the respective times specified therein, the payments and benefits set forth in Section 3 or 4 of the Letter Agreement, as applicable, that have not yet been paid and settled (the “Severance Benefits”).

2.EMPLOYEE expressly acknowledges and agrees that he/she has 21 days to consider this Agreement. If EMPLOYEE or, in the event of EMPLOYEE’S death or Disability, EMPLOYEE’S representative, does not sign this Agreement within 28 days following the Termination Date, or revokes this Agreement before the end of the Revocation Period, then EMPLOYEE will not receive the Severance Benefits.
3.EMPLOYEE expressly agrees that EMPLOYEE has been paid all remuneration owed to EMPLOYEE as a result of EMPLOYEE’s employment with EMPLOYER, or the termination of that employment, including but not limited to any and all accrued salary, vacation pay, bonus pay, profit sharing, stock options, stock, expenses, termination benefits, accrued or unaccrued commissions, or any other compensation, other than (A) the Severance Benefits (including the rights to equity awards set forth in Section 3 and 4 of the Letter Agreement, as applicable), (B) other rights under the Amended Employment Agreement that survive termination of employment, (C) any unpaid salary from the most recent payment period, and any unpaid expenses that have not yet been reimbursed, (D) rights to indemnification and reimbursement for expenses provided in the certificate of incorporation, by-laws, or insurance or corporate indemnification policies or agreements of the Company, (E) any rights or benefits vested or accrued on or prior to the Termination Date under any Company-sponsored retirement or welfare benefit plan, and (F) any rights or claims relating to or arising from under-withholding for taxes for New York City or New York State (collectively, the “Retained Benefits”).
4.EMPLOYEE, on behalf of himself, and his heirs, executors, administrators, and/or assigns, for and in consideration of the undertakings of EMPLOYER set forth and referenced herein, and intending to be legally bound, does hereby RELEASE AND FOREVER DISCHARGE EMPLOYER and its subsidiaries and its and their officers, directors, shareholders, employees and agents, its and their respective successors and assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”) of and from any and all waivable actions and causes of action, suits, debts, claims, and demands whatsoever in law or in equity, which he/she ever had, now has, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to and including the date EMPLOYEE signs this Agreement, including, without limitation, any claims arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER, including, but not limited to, any claims which have been asserted, could have been asserted or could be asserted now or in the future, including but not limited to, claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Equal Pay Act of 1934, the False Claims Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Genetic Information Nondiscrimination Act of 2008, the Worker Adjustment and Retraining Notification Act of 1988, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law, as each may have been amended from time to time, and any and all other federal, state, and local discrimination laws, and claims for wrongful discharge, and any and all other federal, state or local constitutional, statutory, regulatory, or common law claims, now or hereafter recognized, including but not limited to, claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs; provided that shareholders, employees and agents of EMPLOYER and its subsidiaries (and their respective successors and assigns, heirs, executors, and administrators), in each case who are not also directors or officers of EMPLOYER or any of its subsidiaries shall be released hereunder and shall be “Releasees” only with respect to any claims of EMPLOYEE arising from or relating in any way to his employment relationship or the termination of his employment relationship with EMPLOYER (all of the foregoing claims so released against Releasees, the “Released Claims”). For the purpose of implementing a full and complete release, EMPLOYEE hereby expressly acknowledges that the Release set forth in this Agreement is intended to include the discharge of all Released Claims which EMPLOYEE does not know or suspect to exist at the time this Agreement is effective. EMPLOYEE agrees and acknowledges that this is a knowing and voluntary waiver. Notwithstanding any of the foregoing, EMPLOYEE does not, however, waive or release any claims that arise after the date that EMPLOYEE executes this Agreement nor the rights to the Retained Benefits.
5.EMPLOYEE represents that he/she does not have any lawsuits, claims, or charges pending against any of the RELEASEES with respect to the Released Claims. EMPLOYEE represents that he/she is not a Medicare beneficiary as of the time he/she enters into this Agreement. To the extent that EMPLOYEE is a Medicare beneficiary, EMPLOYEE agrees to contact a Human Resources representative of EMPLOYER for further instruction. EMPLOYEE further acknowledges that EMPLOYEE has not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.
6.It is expressly agreed and understood that EMPLOYER does not have, and will not have, any obligation to provide EMPLOYEE at any time after the Termination Date with any payments, benefits, or consideration in connection with this Agreement other than the Retained Benefits and as otherwise set forth herein.
7.EMPLOYEE hereby agrees and recognizes that as of the Termination Date his employment relationship with EMPLOYER will be permanently and irrevocably severed and that EMPLOYER has no obligation, contractual or otherwise, to hire, rehire or re-employ him/her after such date and EMPLOYEE agrees not to seek re-employment with EMPLOYER or its parents, subsidiaries, or affiliates.

The foregoing, however, does not affect the EMPLOYER’S obligations under Section 1(d) of the Letter Agreement.
8.EMPLOYEE agrees and acknowledges that the agreement by EMPLOYER, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by EMPLOYER and that this agreement is made voluntarily to provide an amicable conclusion of EMPLOYEE’S employment relationship with EMPLOYER.
9.From the date hereof until the first anniversary of the Nine-Month Date (as defined in the Letter Agreement), EMPLOYEE waives any right to and will not make any written or oral statement about EMPLOYER, its subsidiaries or any officer or director thereof that is disparaging to EMPLOYER or such other person or EMPLOYER’s or such other person’s business or reputation. From the date hereof until the first anniversary of the Nine-Month Date (as defined in the Letter Agreement), EMPLOYER will not permit any of its directors or officers to make any written or oral statement about EMPLOYEE that is disparaging to EMPLOYEE or EMPLOYEE’S business or reputation and will not include in any communications from EMPLOYER any such written or oral statement. Nothing in this Paragraph shall preclude (and the following shall not be a breach of this Agreement) EMPLOYEE, EMPLOYER or EMPLOYER’s directors or officers from communicating or testifying truthfully to the extent expressly required by enforceable court order, or by the proper inquiry of a state or federal governmental agency, or by a duly authorized, valid and enforceable subpoena to testify issued by a court of competent jurisdiction, or as otherwise provided by this Agreement.
10.EMPLOYER recognizes and agrees that if EMPLOYER breaches any term of this Agreement, EMPLOYER shall be liable for any damages suffered as a result of EMPLOYER’S breach. EMPLOYEE recognizes and agrees that if EMPLOYEE breaches any term of this Agreement, EMPLOYEE shall be liable for any damages suffered as a result of EMPLOYEE’S breach.

11.EMPLOYEE agrees to cooperate in a reasonable manner with EMPLOYER and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) that relates to EMPLOYEE’s employment with EMPLOYER. This cooperation may include appearing from time to time for conferences and interviews, and providing the officers of EMPLOYER and its counsel with the full benefit of EMPLOYEE’s knowledge with respect to any such matter. EMPLOYER will reimburse EMPLOYEE for all reasonable out-of- pocket costs and expenses such as travel expenses and will endeavor to set meeting times that are mutually agreeable. In requesting such cooperation, EMPLOYER shall exercise reasonable efforts to schedule any assistance requested so as to not unreasonably disrupt EMPLOYEE’S employment or business affairs.
12.Nothing in this Agreement is intended to interfere with, prevent or prohibit (and the following shall not be a breach of this Agreement) EMPLOYEE from filing a claim with a federal, state, or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”) or Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower provisions of any law. Nor should anything in this Agreement be read to deter or prevent (and the following shall not be a breach of this Agreement) EMPLOYEE from cooperating with or providing information to a governmental agency during the course of its investigation or during litigation. However, to the maximum extent permitted by law, EMPLOYEE is waiving EMPLOYEE’s right to receive any additional individual monetary relief from the RELEASEES resulting from such claims or conduct (beyond the payments and benefits otherwise provided in this Release), regardless of whether EMPLOYEE or another party has filed them, and in the event EMPLOYEE obtains such monetary relief, EMPLOYER will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit EMPLOYEE’s right to receive an award from any self-regulatory authority or a government agency or entity that provides awards for providing information relating to a potential violation of law. EMPLOYEE is further notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances that are set forth in the Defend Trade Secrets Act at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
13.By executing this Agreement, EMPLOYEE acknowledges that he/she has:

a.
read the terms of this Agreement and understands its terms and effects, including the fact that he/she has agreed to release and forever discharge RELEASEES from any legal action arising out of his employment relationship with EMPLOYER, the terms and conditions of that employment relationship, and the termination of that employment relationship other than the Retained Benefits.

b.	been given a minimum of twenty-one days in which to consider whether he/she wishes to enter into this Agreement;

c.
been advised that he/she may revoke his assent to this Agreement within seven days of its execution by EMPLOYEE by giving written notice to EMPLOYER (“Revocation Period”), and the Agreement will not become effective and enforceable until the Revocation Period has expired. The Severance Benefits will not be made until after the Revocation Period has expired.

d.	been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement;

e.
elected to enter into this Agreement knowingly and voluntarily in exchange for the consideration described and referenced herein, which he/she acknowledges as adequate and satisfactory. He/she confirms that neither EMPLOYER nor any of its agents, representatives or attorneys have made any representations to him/her concerning the terms or effects of this Agreement other than those contained and referenced herein.

f.	acknowledged that this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

Name:
Dated:

Cognizant Technology Solutions Corporation

By:
Title:
Dated: